Exhibit 10.1

STOCK PURCHASE AGREEMENT,

dated as of April 27, 2007,

among

the Stockholders of Coffee Bean Holding Co., Inc.,

Coffee Bean Holding Co., Inc.

and

Farmer Bros. Co.

TABLE OF CONTENTS

RECITALS		1
AGREEMENTS		1
ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	10
ARTICLE II PURCHASE AND SALE		10
2.1	Purchase and Sale	10
2.2	Purchase Price	10
2.3	Closing Date	11
2.4	Closing Deliveries	11
2.5	Net Working Capital Adjustment	14
2.6	Escrow	16
ARTICLE III REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY		17
3.1	Organization and Qualification	17
3.2	Authorization	18
3.3	No Violation	18
3.4	Capitalization	18
3.5	Subsidiaries and Equity Investments	19
3.6	Consents and Approvals	19
3.7	Financial Statements	19
3.8	Absence of Undisclosed Liabilities	20
3.9	Absence of Certain Changes	20
3.10	Employee Benefit Plans	22
3.11	Brokers’ Fees and Commissions; Sellers’ Transaction Costs	23
3.12	Contracts	24
3.13	Taxes	25
3.14	Title to Assets	25
3.15	No Violation, Litigation or Regulatory Action	26
3.16	Licenses	26
3.17	Environmental Matters	26
3.18	Other Activities	27
3.19	Availability of Assets	27
3.20	Real Property	28
3.21	Personal Property	28
3.22	Intellectual Property: Software	28
3.23	Accounts Receivable Inventories; Products	30
3.24	Employee Relations	31
3.25	Insurance	33
3.26	Customers and Suppliers	33

i

ARTICLE IV INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS		33
4.1	Organization and Qualification	33
4.2	Authorization	34
4.3	No Violation	34
4.4	Title to Shares	34
4.5	Consents and Approvals	34
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		34
5.1	Organization and Qualification	34
5.2	Authorization	35
5.3	No Violation	35
5.4	Consents and Approvals	35
5.5	Brokers’ Fees and Commissions	35
5.6	Purchase for Investment	35
ARTICLE VI COVENANTS OF THE BUYER		36
6.1	Access to Books and Records	36
ARTICLE VII COVENANTS OF THE BUYER AND THE SELLERS		36
7.1	Public Announcements	36
7.2	Further Assurances	36
7.3	Tax Matters	36
ARTICLE VIII CONDITIONS TO CLOSING		40
8.1	Conditions to Obligation of the Buyer	40
8.2	Conditions to Obligation of the Sellers	41
ARTICLE IX INDEMNIFICATION		42
9.1	Survival of Representations, Warranties and Covenants	42
9.2	Indemnification	43
9.3	Limitations on Liability	44
9.4	Notice of Claims	45
9.5	Third Party Claims	45
9.6	Scope of Liability	47
9.7	Characterization of Indemnity Payments	47
ARTICLE X MISCELLANEOUS		47
10.1	Notices	47
10.2	Seller Representative	49
10.3	Amendments and Waivers	52
10.4	Expenses	52
10.5	Successors and Assigns	52
10.6	Governing Law	52
10.7	Waiver of Jury Trial	52
10.8	Counterparts	52
10.9	No Third Party Beneficiaries	53

ii

10.10	Entire Agreement	53
10.11	Captions	53
10.12	Severability	53
10.13	Interpretation	53

LIST OF SCHEDULES

Schedule 1             Sellers
Schedule 2             Closing Date Bonuses
Schedule 3             Sellers’ Transaction Costs
Schedule 4             Employment Agreements
Schedule 5             Closing Payment

LIST OF EXHIBITS

Exhibit A                Form of Escrow Agreement
Exhibit B                Form of Facility Lease
Exhibit C                Form of Nondisclosure, Non-Competition and Non-Solicitation Agreement (SvoCo, Prairie)
Exhibit D                Form of Nondisclosure, Non-Competition and Non-Solicitation Agreement (Crow, Criteser)

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 27, 2007, is by and between the Persons set forth on Schedule 1 hereto (individually, a “Seller” and, collectively, the “Sellers”), Coffee Bean Holding Co., Inc., a Delaware corporation (the “Company”), and Farmer Bros. Co., a Delaware corporation (the “Buyer”).

RECITALS

1.             The Sellers are the owners of all of the issued and outstanding shares of capital stock of the Company.

2.             The Sellers desire to sell, and the Buyer desires to purchase, all of such shares on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                     Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“2006 Audited Financial Statements” has the meaning ascribed thereto in Section 3.7.

“2007 Audited Financial Statements” has the meaning ascribed thereto in Section 2.5.

“Advisory Services Agreement” means that certain Advisory Services Agreement, dated as of April 9, 2004, between Coffee Bean, Svoboda, Collins L.L.C., Daniels & King Capital III, LLC, and WSG/CBI, L.L.C.

“Accountants” has the meaning ascribed thereto in Section 2.5.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Agreements” means the Escrow Agreement, Employment Agreements, Facility Lease, Non-Competition Agreements, and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.

“Associate” has the meaning ascribed thereto in Section 3.24.

“Authorization” means any authorization, approval, consent, certificate, waiver, clearance, license, permit or franchise of or from any Person or Governmental Body.

“Authorized Action” has the meaning ascribed thereto in Section 10.2.

“Balance Sheet Date” has the meaning ascribed thereto in Section 3.7.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, customer lists, advertiser lists, exhibitor lists, subscriber lists, circulation lists, sponsorship information, conference attendee information, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files of the Company and each of its Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Los Angeles, California are authorized or required by Law to close.

“Buyer” has the meaning ascribed thereto in the preamble.

“Buyer Indemnitee” means the Buyer and its Affiliates, including, without limitation, the Company and its Subsidiaries from and after the Closing Date, and their respective successors and assigns.

“Buyer Material Adverse Effect” means any circumstance, change or effect that is, or is reasonably likely to be, Material in amount or otherwise materially adverse to the business, operations, properties or condition (financial or otherwise) of the Buyer and its Subsidiaries, taken as a whole.

“Cap” has the meaning ascribed thereto in Section 9.3.

“CBI Common Stock” has the meaning ascribed thereto in Section 3.4.

“CBI Shares” has the meaning ascribed thereto in Section 3.4.

“CERCLA” has the meaning ascribed thereto in Section 3.17.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended or amended and restated from time to time.

“Claim Notice” has the meaning ascribed thereto in Section 9.4.

“Closing” has the meaning ascribed thereto in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Balance Sheet” has the meaning ascribed thereto in Section 2.5.

“Closing Date Bonuses” means that portion of the Sale Bonuses payable at the Closing pursuant to the Sale Bonus Letters to the Persons and in the amounts listed on Schedule 2.

“Closing Net Purchase Price” has the meaning ascribed thereto in Section 2.4.

“Closing Payment” has the meaning ascribed thereto in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended through the Closing Date, and the rules and regulations promulgated thereunder.

“Coffee Bean” means Coffee Bean International, Inc., an Oregon corporation.

“Company” has the meaning ascribed thereto in the preamble.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company Agreements” has the meaning ascribed thereto in Section 3.12.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor).

“Confidentiality Agreement” means, collectively, that certain Confidentiality Agreement dated December 11, 2006, and paragraph 9 of that certain Letter of Intent dated March 7, 2007.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, binding commitment or other binding arrangement or agreement.

“Copyrights” means United States and foreign copyrights, copyrightable works, and mask works, whether registered or unregistered, and pending applications to register the same.

“Current Assets” means any and all current assets that should be reflected on the balance sheet of the Company and its Subsidiaries on a consolidated basis, prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets in the preparation of the 2006 Audited Financial Statements.

“Current Liabilities” means any and all current liabilities that should be reflected on the balance sheet of the Company and its Subsidiaries on a consolidated basis, prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current liabilities in the preparation of the 2006 Audited Financial Statements.

“Employee Benefit Plans” has the meaning ascribed thereto in Section 3.10.

“Employment Agreement” has the meaning ascribed thereto in Section 2.4.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, or other security agreement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“ERISA” has the meaning ascribed thereto in Section 3.10.

“Escrow Account” has the meaning ascribed thereto in Section 2.6.

“Escrow Agent” has the meaning ascribed thereto in Section 2.6.

“Escrow Agreement” has the meaning ascribed thereto in Section 2.4.

“Escrow Deposit” has the meaning ascribed thereto in Section 2.6.

“Escrow Fund” means (A) the Escrow Deposit, in whatever form from time to time held or invested as provided in the Escrow Agreement, and (B) all amounts received by the Escrow Agent (and not otherwise distributed under the Escrow Agreement) on or in respect of the aforesaid funds in whatever form from time to time held or invested as provided in the Escrow Agreement.

“Estimated Closing Date Balance Sheet” has the meaning ascribed thereto in Section 2.5.

“Estimated Closing Net Working Capital” has the meaning ascribed thereto in Section 2.5.  For the purposes of determining Estimated Closing Net Working Capital, estimated Current Liabilities shall not include (i) any liability for Indebtedness incurred or assumed by the Company or any of its Subsidiaries after the Closing; (ii) any liability for Taxes resulting from the Section 338(g) Election; (iii) any liability for Excluded Taxes; (iv) any liability for Sale Bonuses and any related payroll and withholding Taxes; and (v) any liability associated with the Transfer and Redemption including, without limitation, the alternative minimum Tax associated therewith which shall be paid by the Sellers in accordance with Section 7.3.

“Estimated Net Working Capital Statement” has the meaning ascribed thereto in Section 2.5.

“Excluded Taxes” means any sales or use taxes, or personal property taxes on coffee brewing equipment outside the State of Oregon, and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Body with respect to such taxes.

“Facility” means the facility located at 2181 N.W. Nicolai Street, Portland, Oregon.

“Facility Lease” has the meaning ascribed thereto in Section 2.4.

“Facility LLC” means Nicolai Street Investment, LLC, a Delaware limited liability company.

“Final Net Working Capital Statement” has the meaning ascribed thereto in Section 2.5.

“Financial Statements” has the meaning ascribed thereto in Section 3.7.

“First Release Amount” has the meaning ascribed thereto in Section 2.6.

“First Release Date” has the meaning ascribed thereto in Section 2.6.

“GAAP” has the meaning ascribed thereto in Section 3.7.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Hazardous Materials” has the meaning ascribed thereto in Section 3.17.

“Hazardous Waste” has the meaning ascribed thereto in Section 3.17.

“Indebtedness” means the sum of (i) all obligations of the Company and its Subsidiaries for borrowed money (including the current portion thereof), including principal, accrued interest, deferred financing costs, fees, charges, prepayment premiums or penalties, and any other fees, expenses, indemnities or other amounts payable as a result of the prepayment or discharge of any such indebtedness; (ii) all obligations of the Company and its Subsidiaries under leases which, in accordance with GAAP, are required to be classified as “capital leases”; and (iii) all accrued and unpaid fees and expenses under the Advisory Services Agreement; provided that, notwithstanding anything to the contrary contained herein, in calculating the foregoing, no account shall be taken of, and there shall be excluded from Indebtedness, the total amount of all of the respective indebtedness of the Company and its Subsidiaries then outstanding or arising under, or otherwise related to, trade payables, operating lease obligations and other operating liabilities incurred by the Company or any of its Subsidiaries which are included in Current Liabilities.

“Indebtedness Holders” has the meaning ascribed thereto in Section 2.4.

“Indemnified Party” has the meaning ascribed thereto in Section 9.4.

“Indemnitor” has the meaning ascribed thereto in Section 9.4.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets and all copies and tangible embodiments thereof (in whatever form or medium).

“knowledge” means:  (i) in the case of the Company, the actual knowledge of Margaret Crow, Patrick Criteser, Aaron Loreth or Andrew Kunkler without duty of inquiry; (ii) in the case of each individual Seller, the actual knowledge of such individual Seller without duty of inquiry; and (iii) in the case of each Seller which is not an individual, the actual knowledge of the representative, agent or employee of such Seller having primary responsibility for such Seller’s relationship with the Company without duty of inquiry.

“Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

“Leased Real Property” has the meaning ascribed thereto in Section 3.20.

“Licenses” has the meaning ascribed thereto in Section 3.16.

“Losses” has the meaning ascribed thereto in Section 9.2.

“Material” means an amount, individually or in the aggregate, whether arising in a single transaction or series of related transactions, or requiring a single payment or series of related payments, involving more than $15,000.

“Material Adverse Effect” means any circumstance, change or effect that is, or is reasonably likely to be, Material in amount or otherwise materially adverse to the business, operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Net Purchase Price” has the meaning ascribed thereto in Section 2.2.

“Net Working Capital” means the difference between the book value prepared in accordance with GAAP of the Current Assets and the book value prepared in accordance with GAAP of the Current Liabilities, in each case, as of the close of business on the Closing Date. For the purposes of determining Net Working Capital, Current Liabilities shall not include (i) any liability for Taxes resulting from the Section 338(g) Election; (ii) any liability for Excluded Taxes; (iii) any liability associated with the Transfer and Redemption including, without limitation, the alternative minimum Tax associated therewith which shall be paid by the Sellers in accordance with Section 7.3; (iv) any liability for Indebtedness incurred or assumed by the Company or any of its Subsidiaries after the Closing; and (v) any liability for Sale Bonuses and any related payroll and withholding Taxes.

“Net Working Capital Statement” has the meaning ascribed thereto in Section 2.5.

“Non-Competition Agreements” has the meaning ascribed thereto in Section 2.4.

“Non-ERISA Plans” has the meaning ascribed thereto in Section 3.10.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Body of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, articles of organization, partnership agreement,

limited liability company agreement, formation agreement, joint venture agreement, voting agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Outstanding Sellers’ Transaction Costs” has the meaning ascribed thereto in Section 2.4.

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Pay-Off Letters” has the meaning ascribed thereto in Section 2.4.

“Permitted Encumbrances” means: (i) liens for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; and (iii) other liens or imperfections on property which are not Material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and do not impair the marketability of, or materially detract from the value of or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Body or any agency, instrumentality or political subdivision of a Governmental Body, or any other entity or body.

“Prairie Capital” means, collectively, Prairie Capital III, L.P., a Delaware limited partnership, and Prairie Capital III QP, L.P., a Delaware limited partnership.

“Pre-Closing Income Tax Returns” has the meaning ascribed thereto in Section 7.3.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Protest Notice” has the meaning ascribed thereto in Section 2.5.

“Purchase Price” has the meaning ascribed thereto in Section 2.2.

“Sale Bonus Letters” means those certain Amendment and Restatement of Sale Bonus Letters, each dated as of the date hereof, among Coffee Bean, Facility LLC, the Seller Representative and each employee named therein.

“Sale Bonuses” means the aggregate sale bonuses payable pursuant to the Sale Bonus Letters.

“Second Release Amount” has the meaning ascribed thereto in Section 2.6.

“Second Release Date” has the meaning ascribed thereto in Section 2.6.

“Section 338(g) Election” has the meaning ascribed thereto in Section 7.3.

“Seller” or “Sellers” has the meaning ascribed thereto in the preamble.

“Seller Disclosure Schedule” means the disclosure schedules called for by the representations and warranties set forth in Article III.

“Seller Indemnitee” means any Seller and its Affiliates, and their respective successors and assigns.

“Seller Representative” has the meaning ascribed thereto in Section 10.2.

“Sellers’ Transaction Costs” means all expenses, costs and fees (excluding all expenses, costs and fees of KPMG LLP associated with the audit of the Company’s consolidated financial statements and preparation of the Company’s and its Subsidiaries’ income Tax Returns for the fiscal year ended March 31, 2007) incurred by or on behalf of any Seller at any time or the Company or any of its Subsidiaries at any time at or prior to the Closing, in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and are set forth in Schedule 3 hereto.

“Series A Preferred Stock” means the Series A 12% Convertible Participating Preferred Stock, par value $.01 per share, of the Company.

“Series B Preferred Stock” means the Series B Convertible Participating Preferred Stock, par value $.01 per share, of the Company.

“Shares” has the meaning ascribed thereto in Section 3.4 and includes all rights to accrued and unpaid dividends and distributions thereon.

“Shortfall” has the meaning ascribed thereto in Section 2.5.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, and related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“SvoCo” means SvoCo, L.P., a Delaware limited partnership.

“SvoCo/Prairie Non-Competition Agreements” has the meaning ascribed thereto in Section 2.4.

“Target Net Working Capital” means Three Million One Hundred Thousand Dollars ($3,100,000).

“Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability of the Company or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any of its Subsidiaries under any Tax Sharing Agreement or Tax indemnity arrangement; provided, however, for purposes of this Agreement, “Taxes” shall not include any Excluded Taxes.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means any written agreement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or any of its Subsidiaries.

“Third Party Notice” has the meaning ascribed thereto in Section 9.5.

“Third Release Amount” has the meaning ascribed thereto in Section 2.6.

“Third Release Date” has the meaning ascribed thereto in Section 2.6.

“Threshold” has the meaning ascribed thereto in Section 9.3.

“Trademarks” means United States, state and foreign trademarks, service marks, Internet domain names, Internet and WorldWide Web URLs, logos, trade dress and trade names (including all assumed or fictitious names under which the Company or any of its Subsidiaries is conducting business or has within the previous five (5) years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

“Trade Secrets” means all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Transfer and Redemption” mean the contribution of the Facility by Coffee Bean to Facility LLC, the issuance of membership interests in Facility LLC to Coffee Bean, the assignment of membership interests in Facility LLC by Coffee Bean to the Company, and the transfer of membership interests in Facility LLC by the Company to the holders of Series A Preferred Stock in partial redemption of their shares of Series A Preferred Stock.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Treasury Regulations” means the federal income Tax regulations promulgated under the Code.

“Unaudited Balance Sheet” has the meaning ascribed thereto in Section 3.7.

“Unaudited Financial Statements” has the meaning ascribed thereto in Section 3.7.

“WARN” has the meaning ascribed thereto in Section 3.24.

1.2                     Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE

2.1                     Purchase and Sale.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, and in reliance on the respective representations and warranties of the parties hereto, the Sellers shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all right, title and interest in and to the Shares.

2.2                     Purchase Price.  The consideration to be paid by the Buyer to the Sellers for the Shares shall be an aggregate amount equal to (x) Twenty Two Million Seventy-Five Thousand Dollars ($22,075,000) (the “Purchase Price”), minus (y) the aggregate Indebtedness of the Company and its Subsidiaries outstanding as at the Closing Date (such amount, the “Net Purchase Price”), subject to adjustment as provided in Section 2.5.

2.3                     Closing Date.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP, 199 S. Los Robles Avenue, Pasadena, California 91101, at 10:00 a.m. (Pacific Time) on the date hereof.

2.4                     Closing Deliveries.

(a)           Deliveries by the Sellers at the Closing.  At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following:

(i)          certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

(ii)         an escrow agreement, in the form of Exhibit A hereto, dated the Closing Date (the “Escrow Agreement”), duly executed by each of the parties thereto (other than the Buyer);

(iii)        a payoff letter from each holder of Indebtedness of the Company and each of its Subsidiaries (each, an “Indebtedness Holder”), (A) indicating that upon payment of a specified amount, such Indebtedness shall be paid in full and, if applicable, such holder shall release its security interest against the assets of the Company or its Subsidiaries and/or against the Shares, and (B) authorizing the Buyer to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release of record such security interests of all such holders, and evidence the release or discharge of such financing statements, judgments or other Encumbrances on or against the Shares and/or the assets of the Company or any of its Subsidiaries (each, a “Pay-Off Letter”);

(iv)        an opinion of counsel to SvoCo and the Company, in a form reasonably acceptable to Buyer, addressed to the Buyer and dated as of the Closing Date;

(v)         copies of the certificate of incorporation (or formation) of the Company and Coffee Bean certified as of a recent date by the Secretary of State of the jurisdiction of each such Person’s incorporation (or formation);

(vi)        copies of the certificate of good standing of the Company and Coffee Been issued as of recent date by the Secretary of State of the jurisdiction of each such Person’s organization and of each jurisdiction in which such Person is qualified to do business;

(vii)       in the case of each Seller that is an entity, a certificate of the secretary or an assistant secretary of such Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to: (A) the resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (B) incumbency and signatures of the officers of such Seller executing this Agreement or any other agreement or document executed by such Seller contemplated by this Agreement;

(viii)      a certificate of the secretary or an assistant secretary of each of the Company and Coffee Bean, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (A) the certificate of incorporation of such Person; (B) the bylaws of such Person; (C) any resolutions of the board of directors (or a duly authorized committee thereof) of such Person authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (D) incumbency and signatures of the officers of such Person executing this Agreement or any other agreement or document executed by such Person contemplated by this Agreement;

(ix)         a facility lease, in the form of Exhibit B hereto, dated the Closing Date, between Facility LLC, as lessor, and Coffee Bean, as lessee (the “Facility Lease”), duly executed by the parties thereto;

(x)          an employment agreement, dated the Closing Date, between Coffee Bean and each of the Persons set forth in Schedule 4 hereto (each, an “Employment Agreement”), duly executed by the parties thereto;

(xi)         a nondisclosure/non-competition/non-solicitation agreement, in the form of Exhibit C hereto, dated the Closing Date, between the Buyer and each of SvoCo and Prairie Capital (the “SvoCo/Prairie Non-Competition Agreements”), duly executed by the parties thereto;

(xii)        a nondisclosure/non-competition/non-solicitation agreement, in the form of Exhibit D hereto, dated the Closing Date, between the Buyer and each of Margaret Crow and Patrick Criteser (together with the SvoCo/Prairie Non-Competition Agreements, the “Non-Competition Agreements”), duly executed by the parties thereto;

(xiii)       the resignations, effective as of the Closing Date of each director and officer of the Company and Coffee Bean other than those whom the Buyer shall have specified in writing prior to the Closing;

(xiv)      all Authorizations obtained by any of the Sellers, the Company or Coffee Bean with respect to the consummation of the transactions contemplated by this Agreement; and

(xv)         evidence that all outstanding options to purchase shares of Common Stock shall have been cancelled in accordance with the terms of the Coffee Bean Holding Co., Inc. 2004 Stock Option Plan.

(b)           Deliveries by the Buyer at the Closing.  At the Closing, the Buyer shall deliver to the Sellers the following:

(i)          the Net Purchase Price, adjusted pursuant to Section 2.5(a) (the “Closing Net Purchase Price”), less (w) the Escrow Deposit to be placed in escrow pursuant to Section 2.6, (x) the aggregate amount of the Sellers’ Transaction Costs which have not been paid prior to the Closing (the “Outstanding Sellers’ Transaction Costs”), (y) the aggregate amount of the Closing Date Bonuses, and (z) the aggregate amount of the employer’s portion of the Medicare tax with respect to the Closing Date Bonuses (the resulting amount being referred to herein as the “Closing Payment”), by wire transfer of immediately available funds to the accounts and in the amounts set forth in Schedule 5;

(ii)         a copy of the certificate of incorporation of the Buyer certified as of a recent date by the Secretary of State of the State of Delaware;

(iii)        a copy of the certificate of good standing of the Buyer issued as of recent date by the Secretary of State of the State of Delaware;

(iv)        a certificate of the secretary or an assistant secretary of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers, as to: (A) the certificate of incorporation of the Buyer; (B) the bylaws of the Buyer; (C) any resolutions of the board of directors (or a duly authorized committee thereof) of the Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (D) incumbency and signatures of the officers of the Buyer executing this Agreement or any other agreement or document executed by the Buyer contemplated by this Agreement;

(v)           the Escrow Agreement, duly executed by the Buyer; and

(vi)          an opinion of counsel to the Buyer, in a form reasonably acceptable to Sellers, addressed to the Sellers and dated as of the Closing Date.

(c)           Pay-off of Indebtedness.  At the Closing, the Buyer will deliver to each Indebtedness Holder a dollar amount equal to the “pay-off” amount set forth in the Pay-Off Letter delivered by such Indebtedness Holder, and such payment will be by wire transfer of immediately available funds to the accounts designated by such Indebtedness Holder in the Pay-Off Letter.

(d)           Outstanding Sellers’ Transaction Costs and Closing Date Bonuses.  The Sellers hereby instruct and direct the Buyer, on behalf of each of the Sellers, to pay at the Closing, by wire transfer of immediately available funds, out of the Closing Net Purchase Price, the following: (i) to the Seller Representative, an amount equal to the aggregate Outstanding Sellers’ Transaction Costs; and (ii) to Coffee Bean, an amount equal to (A) the aggregate Closing Date Bonuses; and (B) the aggregate amount of the employer’s portion of the Medicare tax with respect to the Closing Date Bonuses.  Upon receipt of the foregoing, the Seller Representative shall disburse such funds in payment of the Outstanding Sellers’ Transaction Costs, and the Buyer shall cause Coffee Bean to pay the Closing Date Bonuses, net of all applicable withholding and payroll Taxes.

2.5           Net Working Capital Adjustment.

(a)           Closing Adjustment.  At least three (3) Business Days prior to the Closing Date, the Sellers shall prepare in good faith and deliver to the Buyer an estimated consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Estimated Closing Date Balance Sheet”) and a statement (the “Estimated Net Working Capital Statement”) setting forth the estimated Net Working Capital based on the Estimated Closing Date Balance Sheet (the “Estimated Closing Net Working Capital”).  The Estimated Net Working Capital Statement and the calculation of Estimated Closing Net Working Capital shall be based on the Books and Records, and shall be accompanied by (i) a certificate signed by the Seller Representative on behalf of the Sellers certifying that the Estimated Closing Net Working Capital and Closing Net Purchase Price adjustment calculations were prepared in good faith based on the Books and Records and the Financial Statements and in accordance with the definitions of Current Assets, Current Liabilities and Estimated Closing Net Working Capital, and consistent with past practice of the Company and its Subsidiaries, and (ii) detailed supporting documents for the calculation of the Estimated Closing Net Working Capital. The Closing Net Purchase Price shall be increased or decreased, respectively, dollar-for-dollar by the amount that the Estimated Closing Net Working Capital is more than or less than the Target Net Working Capital.

(b)           Net Working Capital Statement.  As soon as practicable, but not later than thirty (30) days following the Buyer’s receipt of the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2007 (the “2007 Audited Financial Statements”), together with an unqualified opinion thereon, from KPMG LLP, the Company’s independent accountants, the Buyer shall prepare in good faith and deliver to the Seller Representative a consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”) and a statement (the “Net Working Capital Statement”) setting forth the Net Working Capital.  The Net Working Capital Statement and the calculation of Net Working Capital shall be based on the Books and Records, and shall be accompanied by (i) a certificate signed by the Chief Financial Officer of the Buyer certifying that the Net Working Capital was prepared in good faith based on the Books and Records and the 2007 Audited Financial Statements and in accordance with the definitions of Current Assets, Current Liabilities and Net Working Capital, and consistent with past practice of the Company and its Subsidiaries, and (ii) detailed supporting documents for the calculation of the Net Working Capital.  All expenses, costs and fees of KPMG LLP associated with the audit of the Company’s consolidated financial statements and preparation of the Company’s and its Subsidiaries’ income Tax Returns for the fiscal year ended March 31, 2007 shall be borne by the Company and shall be accrued as a Current Liability on the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet; provided, that if, after the Closing Date, the Buyer requests that the auditors perform any additional services outside the scope of those generally performed in connection with the Company’s annual audit and delivery of an unqualified opinion, the Buyer shall be liable to the extent of any additional expenses, costs and fees associated with such additional services.

(c)           Protest Notice. Within thirty (30) days following delivery of the Net Working Capital Statement, the Seller Representative may deliver written notice (the “Protest Notice”) to the Buyer of any disagreement that the Sellers may have as to the Net Working Capital Statement.  Such Protest Notice shall set forth in reasonable detail the amount(s) in dispute. The failure of the Seller Representative to deliver such Protest Notice within the prescribed time period shall constitute the Sellers’ acceptance of the Net Working Capital as set forth in the Net Working Capital Statement delivered by the Buyer.  Upon receipt of the Net Working Capital Statement, the Seller Representative and its representatives shall be given reasonable on-site access to, and the Buyer shall make available, during reasonable business hours, upon reasonable advance notice, for the purpose of verifying the Net Working Capital Statement: (i) all of the Books and Records, work papers, trial balances and similar materials relating to the Net Working Capital Statement; and (ii) the Buyer’s personnel and accountants involved in the calculation of the Net Working Capital.  Any item included in the Net Working Capital Statement and the calculation of the Net Working Capital that is not objected to by the Seller Representative in the manner and within the time period set forth in this Section 2.5(c) shall be deemed to be accepted and any amounts included within such item shall be deemed to be final, binding and conclusive on all parties.

(d)           Resolution of Protest. Upon receipt of the Protest Notice, the Buyer and the Seller Representative shall use good faith efforts to resolve any dispute involving the determination of the Net Working Capital.  If the Buyer and the Seller Representative are unable to resolve any disagreement as to the Net Working Capital Statement within thirty (30) days following the Buyer’s receipt of the Protest Notice, then the dispute will be promptly referred to an independent certified public accounting firm of national standing which has not regularly provided services to the Buyer, SvoCo, Prairie, the Company or any of its Subsidiaries in the last three (3) years (the “Accountants”) for final arbitration within forty-five (45) days after the matter is submitted to the Accountants.  The Buyer and the Sellers agree that arbitration shall take place in Portland, Oregon, unless agreed otherwise at the time of arbitration by the Buyer and the Seller Representative. The Accountants shall then diligently conduct the arbitration proceeding in accordance with rules and procedures mutually agreed upon by the Buyer and the Seller Representative and, if the Buyer and the Seller Representative are unable to mutually agree upon such rules and procedures, such rules and procedures as the Accountants may determine.  The decision of the Accountants shall be final and conclusive upon the Buyer and the Sellers, and a judgment upon the award may be entered in any court having jurisdiction.  The Accountants shall act as an arbitrator to determine, based solely on presentations by the Buyer and the Seller Representative, and not by independent review, only those amounts still in dispute.  The Buyer and the Sellers agree to execute, if requested by the Accountants, a reasonable engagement letter.  The fees and expenses of the Accountants shall be divided equally between the Buyer, on the one hand, and the Sellers, on the other hand.  The term “Final Net Working Capital Statement,” as used in this Agreement, shall mean the definitive Net Working Capital Statement accepted by the Seller Representative or agreed to by the Seller Representative and the Buyer in accordance with Section 2.5(c) or the definitive Net Working Capital Statement resulting from the determinations made by the Accountants in accordance with this Section 2.5(d).

(e)           Payment. Within five (5) Business Days of the determination of the Final Net Working Capital Statement:

(i)          if the Estimated Closing Net Working Capital is greater than the Net Working Capital set forth on the Final Net Working Capital Statement (such difference being a “Shortfall”), then (A) the amount of such Shortfall up to and including $500,000 shall be released from the Escrow Account and paid to the Buyer, by wire transfer of immediately available funds to an account designated by the Buyer (and the Seller Representative agrees to execute joint instructions, and take all other actions, necessary to cause such release), and (B) the amount of such Shortfall in excess of $500,000, if any, shall be paid immediately by the Sellers to the Buyer by wire transfer of immediately available funds to an account designated by the Buyer; or

(ii)         if the Net Working Capital set forth on the Final Net Working Capital Statement is greater than the Estimated Closing Net Working Capital, then the Buyer shall pay to the Seller Representative such excess, by wire transfer of immediately available funds to the account designated by the Seller Representative.

2.6           Escrow.

(a)           There shall be deposited in escrow with Union Bank of California, N.A. (the “Escrow Agent”) an amount equal to Two Million One Hundred Thousand Dollars ($2,100,000) (the “Escrow Deposit”) as part of the consideration for the Shares.  The Escrow Deposit shall be delivered by the Buyer to the Escrow Agent at the Closing and shall be held and delivered by the Escrow Agent in an account (the “Escrow Account”) in accordance with the terms and provisions of the Escrow Agreement.  Any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement shall be divided equally between the Buyer, on the one hand, and the Sellers, on the other hand.

(b)           The Escrow Fund shall be released to the Seller Representative, and Buyer agrees to execute joint instructions, and take all other actions, necessary to cause any such release, as follows:

(i)          first, upon determination of the Net Working Capital pursuant to Section 2.5 and payment of any Shortfall or excess amounts payable thereunder (the date of such payment being referred to herein as the “First Release Date”), an amount (the “First Release Amount”) equal to (x) $500,000 less (y) the sum of (A) the amount of any Shortfall paid to the Buyer pursuant to Section 2.5(e)(i)(A); (B) the aggregate dollar amount of any indemnification claims paid out of the Escrow Fund on or prior to the First Release Date; and (C) the aggregate dollar amount of any indemnification claims (as shown in the notices of such claims provided under the Escrow Agreement) pending as of the First Release Date, by wire transfer of immediately available funds to an account designated by the Seller Representative; provided, however, there shall be no release from the Escrow Fund to the Seller Representative on the First Release

Date if (1) the First Release Amount is a negative number, or (2) any Buyer Indemnitee has given notice of a claim under the Escrow Agreement with respect to which it is not reasonably able to specify the amount of Losses and such claim is then pending;

(ii)         second, on the first anniversary of the Closing Date (the “Second Release Date”), an amount (the “Second Release Amount”) equal to (x) $1,125,000 less (y) the sum of (A) the First Release Amount; (B) the aggregate dollar amount of any indemnification claims paid out of the Escrow Fund on or prior to the Second Release Date; and (C) the aggregate dollar amount of any indemnification claims (as shown in the notices of such claims provided under the Escrow Agreement) pending as of the Second Release Date, by wire transfer of immediately available funds to an account designated by the Seller Representative; provided, however, there shall be no release from the Escrow Fund to the Seller Representative on the Second Release Date if (1) the Second Release Amount is a negative number, or (2) any Buyer Indemnitee has given notice of a claim under the Escrow Agreement with respect to which it is not reasonably able to specify the amount of Losses and such claim is then pending; and

(iii)        third, on the date which is eighteen (18) months after the Closing Date (the “Third Release Date”), an amount (the “Third Release Amount”) equal to (x) the remaining Escrow Fund, if any, less (y) the aggregate dollar amount of any indemnification claims (as shown in the notices of such claims provided under the Escrow Agreement) pending as of the Third Release Date, by wire transfer of immediately available funds to an account designated by the Seller Representative; provided, however, if any Buyer Indemnitee has given notice of a claim under the Escrow Agreement with respect to which it is not reasonably able to specify the amount of Losses and such claim is then pending, the Escrow Agent shall retain the remaining Escrow Fund until it receives joint written instructions of the Buyer and the Seller Representative or a final non-appealable order of a court of competent jurisdiction as provided in the Escrow Agreement, upon which the Escrow Agent shall pay the remaining Escrow Fund, if any, to the Seller Representative in accordance with this paragraph.

Article III
REPRESENTATIONS AND WARRANTIES
AS TO THE COMPANY

Each of the Sellers and the Company hereby represent and warrant to the Buyer as follows:

3.1                     Organization and Qualification.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.  The Company is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification except where such failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect.  The Sellers have made available to the Buyer complete and correct copies of the Organizational Documents of the Company.

(b)           Coffee Bean is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.  Coffee Bean is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification except where such failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect.  The Sellers have made available to the Buyer complete and correct copies of the Organizational Documents of Coffee Bean.

3.2           Authorization.  The Company has the requisite legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company.  No other action (corporate or otherwise) on the part of the Company or Coffee Bean is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3                     No Violation.  Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will: (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Company or Coffee Bean; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which any Seller, the Company or Coffee Bean are a party; or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Body applicable to the Company or Coffee Bean, except, in the case of clause (b), as would not, individually or in the aggregate, have a Material Adverse Effect.

3.4           Capitalization.

(a)           The authorized capital stock of the Company consists of 101,250 shares of Series A Preferred Stock, 240,000 shares of Series B Preferred Stock, and 528,750 shares of

Common Stock.  As of the date hereof (after giving effect to the Transfer and Redemption), the Company has 56,250 shares of Series A Preferred Stock, 80,000 shares of Series B Preferred Stock, and 111,000 shares of Common Stock issued and outstanding (the “Shares”), all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights.  Except as set forth in Schedule 3.4(a), there are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company.  No accrued and unpaid dividends on the Shares have been stripped from the Shares and assigned or transferred to any Person.

(b)           The authorized capital stock of Coffee Bean consists of 1,000 shares, all of which are designated common stock, no par value per share (“CBI Common Stock”).  As of the date hereof, Coffee Bean has 100 shares of CBI Common Stock issued and outstanding (the “CBI Shares”), all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights.  There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating Coffee Bean to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Coffee Bean.  The Company is the sole record and beneficial owner of, and has good and valid title to, the CBI Shares, free and clear of all Encumbrances except as set forth in Schedule 3.4(b).

3.5                     Subsidiaries and Equity Investments.  Except for the CBI Shares and the Facility LLC (the membership interests of which shall be transferred to the holders of Series A Preferred Stock pursuant to the Transfer and Redemption), neither the Company nor Coffee Bean has any Subsidiaries or any direct or indirect equity ownership in any Person.

3.6                     Consents and Approvals.  Except as set forth in Schedule 3.6, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Body is necessary for the consummation by the Company and Coffee Bean of the transactions contemplated by this Agreement.

3.7           Financial Statements.

(a)           Schedule 3.7(a) contains copies of the following financial statements (collectively, the “Financial Statements”):

(i)          The audited consolidated balance sheet of the Company as of March 25, 2006, and the related statements of income, changes in stockholders’ equity and cash flows for the periods then ended (the “2006 Audited Financial Statements”); and

(ii)         The unaudited consolidated balance sheet (the “Unaudited Balance Sheet”) of the Company as of March 31, 2007 (the “Balance Sheet Date”) and the related statements of income, changes in stockholders’ equity and cash flows for the periods then ended (the “Unaudited Financial Statements”).

(b)           The Financial Statements: (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods covered thereby, except as otherwise noted thereon or disclosed in Schedule 3.7(b); and (ii) present fairly in all material respects the consolidated financial position and results of operations of the Company as of such dates and for the periods then ended.

3.8           Absence of Undisclosed Liabilities.  Except for matters relating to the transactions contemplated by this Agreement, there are no liabilities or financial obligations of the Company or any of its Subsidiaries other than liabilities and obligations: (a) provided for or reserved against in the Financial Statements; (b) arising after the Balance Sheet Date in the ordinary course of business; (c) which are not Material to the consolidated financial position of the Company; or (d) which are disclosed in Schedule 3.8.

3.9           Absence of Certain Changes.

(a)           Except as disclosed in Schedule 3.9(a), and except for matters relating to the transactions contemplated by this Agreement, since the Balance Sheet Date:

(i)          there has been no Material Adverse Effect; and

(ii)         no Material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the assets, business, operations or condition of the Company or any of its Subsidiaries has occurred.

(b)           Except as set forth in Schedule 3.9(b), since the Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and in conformity with past practice and, without limiting the generality of the foregoing, has not:

(i)          sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than a Permitted Encumbrance) on, any of the assets reflected on the Unaudited Balance Sheet or any assets acquired by the Company or any of its Subsidiaries after the Balance Sheet Date, except for inventory and non-Material amounts of personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice;

(ii)         canceled any Material debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) or waived any other rights held by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(iii)        paid any claims against the Company or any of its Subsidiaries (including the settlement of any claims and litigation against the Company or any of its Subsidiaries or the payment or settlement of any obligations or liabilities of the Company or any of its Subsidiaries) other than in the ordinary course of business consistent with past practice;

(iv)        created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(v)         accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(vi)        delayed or accelerated payment of any account payable or other liability of the Company or any of its Subsidiaries beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(vii)       allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Company or any of its Subsidiaries to vary in any material respect from the levels customarily maintained;

(viii)      acquired any real property or undertaken or committed to undertake capital expenditures exceeding $50,000 in the aggregate;

(ix)         made, or agreed to make, any payment of cash or distribution of assets to the Company (in the case of payments or distributions by CBI), any Seller or any Seller’s Affiliates;

(x)          instituted any increase in (A) any annual compensation payable to any officer or employee of the Company or any of its Subsidiaries in excess of $15,000 (whether payable in a single payment or series of related payments), or (B) any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers or employees of the Company or any of its Subsidiaries;

(xi)         made any change in the accounting principles and practices used by the Company or any of its Subsidiaries from those applied in the preparation of the Financial Statements;

(xii)        entered into or become committed to enter into any other Material transaction except in the ordinary course of business; or

(xiii)       prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, inconsistent positions, elections or methods which would have the effect of deferring income to periods for which the Buyer is liable pursuant to

Section 7.3 or accelerating deductions to periods for which the Sellers are liable pursuant to Section 7.3).

3.10                   Employee Benefit Plans.

(a)           Schedule 3.10(a) sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) of ERISA), and any related trust, as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise (collectively, “Employee Benefit Plans”).  Except as disclosed on Schedule 3.10(a), none of the Employee Benefit Plans listed on Schedule 3.10(a) is a “multiemployer plan” as defined in Section 3(37) of ERISA.  True, correct and complete copies of the following documents, to the extent applicable, with respect to each of the Employee Benefit Plans have been made available to the Buyer by the Sellers: (i) the Employee Benefit Plan and related trust documents, and all amendments thereto; (ii) the most recent Form 5500 and accompanying schedules; (iii) the last Internal Revenue Service determination letter; and (iv) the current summary plan descriptions and modifications thereto.

(b)           Each Employee Benefit Plan listed on Schedule 3.10(a) which is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (or a request for a determination letter has been submitted within the applicable remedial amendment period under Section 410(b) of the Code and is pending) that such Employee Benefit Plan is so qualified under the Code, and, to the knowledge of the Sellers and the Company, no circumstance exists which might reasonably be expected to cause such Employee Benefit Plan to cease being so qualified.  Each Employee Benefit Plan listed on Schedule 3.10(a) complies and has been maintained, in all material respects, with its terms and all requirements of law and regulations applicable thereto, and there has been no notice issued by any Governmental Body questioning or challenging such compliance.  There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Sellers and the Company, threatened involving such Employee Benefit Plans or the assets of such Employee Benefit Plans.  Neither the Company nor any of its Subsidiaries has any obligations under any welfare plan or otherwise to provide health or death benefits to or in respect of former employees of the Company or any of its Subsidiaries, except as specifically required by the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or comparable applicable state law.  Neither the Company nor any of its Subsidiaries maintains any pension plan which is subject to Title IV of ERISA and which, if terminated on the Closing Date, would impose any liability on the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any Material liability, whether direct, indirect, contingent or otherwise: (i) on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (ii) under Section 502(1) of ERISA or Section 4975 of the Code; (iii) under Section 302 of ERISA or Section 412 of the Code; or (iv) under Title IV of ERISA.

(c)           Schedule 3.10(c) sets forth a true and complete list of each of the following pursuant to which the Company or any of its Subsidiaries may be required to make payments to or for the benefit of employees or former employees of the Company or any of its

Subsidiaries that, singly or in the aggregate for each arrangement, are reasonably expected to exceed $15,000, other than the Employee Benefit Plans listed in Schedule 3.10(a): all employee benefit programs, arrangements, or payroll practices, including those involving: retirement or savings; bonus, incentive, equity or equity-based compensation; consulting, deferred compensation or other compensation agreements; sick leave, vacation pay, or salary continuation arrangements; hospitalization or other medical, disability, life or other insurance; stock ownership, stock purchase, or stock option programs; scholarships; severance pay; tuition reimbursement; each employee collective bargaining agreement and each other agreement, commitment, policy or arrangement, whether written or oral, with or for the benefit of any current or former officer, director, employee or consultant, including, without limitation, each employment, supplemental pension, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control (“Non-ERISA Plans”). True and complete copies of all written Non-ERISA Plans and of all related insurance and annuity policies and contracts and other documents with respect to each Non-ERISA Plan have been made available to the Buyer by the Sellers. Schedule 3.10(c) contains a true and complete description of all oral Non-ERISA Plans. No amounts will become payable under any Non-ERISA Plan as a result of the Closing for which the Buyer will bear any liability.

(d)           Schedule 3.10(d) sets forth a true and complete list of all compensation, whether in cash, equity (including the acceleration of any equity instruments subject to vesting restrictions) or otherwise, that is paid or will become payable to any employee of the Company or any of its Subsidiaries (whether such amounts are payable by the Company or such Subsidiaries) as a result of, or in connection with, the transactions contemplated hereby.  In addition, Schedule 3.10(d) sets forth a true and complete list of all equity (including any equity-related instruments such as options, warrants or stock appreciation rights) of the Company and its Subsidiaries beneficially owned by any employee of the Company or any of its Subsidiaries.

3.11                   Brokers’ Fees and Commissions; Sellers’ Transaction Costs.

(a)           Except for Lincoln International, whose fees will be paid by the Sellers, none of the Sellers, the Company or any of its Subsidiaries, or any of their respective directors, officers, partners, member, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

(b)           Except for fees and expenses payable pursuant to that certain Exclusive Listing Agreement, dated June 22, 2006, between Cushman & Wakefield of Oregon, Inc. and Coffee Bean, as amended, which agreement shall be assigned to and all liabilities and obligations thereunder assumed by the LLC pursuant to the Transfer and Redemption and for which neither the Company nor any of its Subsidiaries shall have any liability or obligation upon such assignment, none of the Sellers, the Company or any of its Subsidiaries, or any other Person on behalf of any of the Sellers, the Company or any of its Subsidiaries, has any liability or obligation to pay any fees or commissions to any broker, finder, or agent, or any liability or other obligation to any other Person, with respect to the sale, transfer, or listing for sale or transfer, of the Facility.

(c)           Except for the Outstanding Sellers’ Transaction Costs which will be paid at Closing in accordance with Section 2.4(d), none of the Sellers, the Company or any of its

Subsidiaries, or any other Person on behalf of any of the Sellers, the Company or any of its Subsidiaries has incurred any expenses, costs of fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

3.12                   Contracts.

(a)           Schedule 3.12(a) hereto sets forth a list of all Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, except: (a) any contract that does not require payment by any party thereto of more than $15,000 in any single payment or series of related payments; (b) any contract that is terminable by the Company or such Subsidiary upon thirty (30) days’ notice or less without the payment of any Material penalty or Material termination fee; (c) any contract entered into prior to Closing with the Buyer or with any other Person in connection with any transaction contemplated by this Agreement; (d) purchase and sales orders for goods and services entered into in the ordinary course of business (other than contracts or other arrangements associated with limiting commodity price risk which shall be set forth in Schedule 3.12(a)); and (e) any contract specifically listed in any other Schedule to this Agreement.

(b)           Schedule 3.12(b) sets forth a list of all Contracts between the Company or any of its Subsidiaries and any Seller or any Seller’s Affiliates.

(c)           Except as set forth in Schedule 3.12(c) or in any other schedule hereto, each of the leases, contracts and other agreements listed in Schedules 3.10(a), 3.10(c), 3.12(a), 3.12(b), 3.20(b), 3.21(b), 3.22(a), 3.22(b) and 3.22(c) (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect and (except for those Company Agreements which shall be terminated on the Closing Date in accordance with the provisions hereof) will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.  Each of the Company and its Subsidiaries has fulfilled and performed its material obligations under each of the Company Agreements, and neither the Company nor any of its Subsidiaries is in, or to the Sellers’ and the Company’s knowledge alleged to be in, breach or default under, nor is there or to the Sellers’ and the Company’s knowledge is there alleged to be any basis for termination of, any of the Company Agreements and to the Sellers’ and the Company’s knowledge no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, any of its Subsidiaries or, to the Sellers’ and the Company’s knowledge, by any such other party.  Neither the Company nor any of its Subsidiaries is currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder.  Complete and correct copies of each of the Company Agreements have heretofore been made available to the Buyer by the Sellers.

3.13         Taxes.

(a) (i) Each of the Company and its Subsidiaries has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company and its Subsidiaries for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) none of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return; (iv) all Taxes (whether or not shown on any Tax Return) owed by the Company or any of its Subsidiaries have been timely paid; (v) none of the Company or any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes which waiver currently is in effect; (vi) there is no action, suit, investigation, audit, claim or assessment pending or, to the Sellers’ and the Company’s knowledge, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries, and no basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) all Tax indemnity arrangements relating to the Company or any of its Subsidiaries (other than this Agreement) will terminate prior to the Closing Date, and neither the Company nor any of its Subsidiaries will have any liability thereunder on or after the Closing Date; and (ix) there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens relating to current Taxes not yet due.

(b)           As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit including any payment under a Non-ERISA Plan, and no acceleration of the vesting of any options, payments or other benefits, will be, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder. Except as set forth on Schedule 3.13(b), as a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits will be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

(c) Neither the Company nor any of its Subsidiaries is a member of a Company Group other than a Company Group of which the Company or any of its Subsidiaries is the common parent.

(d)           Schedule 3.13(d) accurately reflects the following: (i) the federal and state net operating losses as defined in Section 172(c) of the Code (or any comparable provision of state law) of the Company and its Subsidiaries for the tax years ended March 26, 2005 and March 25, 2006; and (ii) the net loss for book purposes of the Company and its Subsidiaries for the twelve months ended March 31, 2007.

3.14                   Title to Assets.  Except as set forth in Schedule 3.14 hereto, each of the Company and its Subsidiaries has good and marketable title to all of its assets and properties free and clear of all Encumbrances, other than Permitted Encumbrances.

3.15                   No Violation, Litigation or Regulatory Action.  Except as set forth in Schedule 3.15 and except as to those Laws which are the subject of specific representations elsewhere in this Article III:

(a)           the assets of each of the Company and its Subsidiaries and their uses comply in all material respects with all applicable Laws and Orders;

(b)           each of the Company and its Subsidiaries has complied in all material respects with all Laws and Orders which are applicable to its assets or business;

(c)           there are no lawsuits, suits, proceedings or investigations pending or, to the knowledge of the Sellers and the Company, threatened against the Company or any of its Subsidiaries, and there are no lawsuits, suits or proceedings pending in which the Company or any of its Subsidiaries is the plaintiff or claimant; and

(d)           there is no action, suit or proceeding pending or, to the knowledge of the Sellers and the Company, threatened against any Seller, the Company or any of its Subsidiaries which questions the legality or propriety of the transactions contemplated by this Agreement.

3.16                   Licenses. Except as set forth in Schedule 3.16, each of the Company and its Subsidiaries holds each material license, permit or other governmental authorization (hereinafter referred to as “Licenses”) which is required for the operation of its business, and all such Licenses are in full force and effect and will remain in full force and effect notwithstanding the closing of the transactions contemplated hereby.

3.17         Environmental Matters.

(a) Except as set forth in Schedule 3.17(a), there are not now pending, nor have there been, any private or governmental claims, citations, complaints, notices of violation or letters made, issued to or, to the knowledge of the Sellers and the Company, threatened against the Company or any of its Subsidiaries by any Governmental Body or private or other party related to any release of Hazardous Waste or Hazardous Materials, any noncompliance with environmental laws and regulations, or for the impairment or diminution of, or damage, personal injury, property damages or other adverse effects to third parties, the environment or public health resulting from the Company’s or any of its Subsidiaries’ ownership, use or operation of its facilities or the conduct of its business.  With respect to the Facility, the Company has: (i) provided all legally required notices under applicable environmental Laws; (ii) materially complied with all such Laws with respect to any Hazardous Waste or Hazardous Materials; (iii) provided any legally required access to the Facility for any response actions by government agencies; (iv) complied with any applicable land use restrictions and institutional controls; and (v) complied with any information request or administrative subpoena under CERCLA or comparable state law.

(b)           Neither the Company nor any of its Subsidiaries has used any of its properties for the disposal of “Hazardous Waste” or “Hazardous Materials” as those terms are defined below, and there have been no material spills or releases of Hazardous Wastes or Hazardous Materials by the Company or any of its Subsidiaries, or to the knowledge of the Sellers and the Company, any other Person, on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.  As used in this Agreement, the term “Hazardous Materials” or “Hazardous Waste” means any hazardous or toxic substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as a hazardous substance (40 CFR Part 302), or such substances, materials and wastes which are regulated or for which liability or standards of care are imposed under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” or “hazardous material” under applicable state laws and regulations, (v) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251, et seq. (33 U.S.C. § 1321) or U.S.C. § 1317, (vi) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (42 U.S.C. §6903) or (vii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq. (42 U.S.C. § 9601) (“CERCLA”).

(c)           Each of the Company and its Subsidiaries possesses all required federal, state and local permits, licenses, certificates and approvals with respect to its properties relating to (i) air emissions, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of hazardous materials or hazardous wastes, or (vi) other environmental, health or safety matters, such permits are in good standing, and each of the Company and its Subsidiaries is operating in material compliance with such permits and all applicable environmental laws and regulations.

3.18                   Other Activities.  Except as set forth in Schedule 3.18, none of the Sellers, the Company, any of its Subsidiaries, or any officer, director, partner or member of any of the foregoing owns, directly or indirectly, any interest or has any investment or profit participation in any Person which, as of the Closing Date, is a competitor or, to the knowledge of the Sellers and the Company, is considering becoming a potential competitor, of or which otherwise, directly or indirectly, does business with the Company or any of its Subsidiaries.

3.19                   Availability of Assets.

(a)           Except as set forth in Schedule 3.19: the assets owned or leased by each of the Company and its Subsidiaries constitute all the assets and properties used in, or necessary for, the operation of the business of the Company and its Subsidiaries (including all books, records, computers and computer programs and data processing systems) as presently conducted and are in reasonably good and serviceable condition (subject to normal wear and tear) for their age and past usage and are suitable for the uses for which intended.

(b)           Schedule 3.19 sets forth a description of all material services provided by any Seller or any Seller’s Affiliates to the Company or Coffee Bean utilizing either (i) assets not owned or leased by the Company or any of its Subsidiaries or (ii) employees not listed in Schedule 3.24(a) (other than those employees not listed by reason of clause (i) of Section 3.24(a)) and the manner in which the costs of providing such services have been allocated to the Company and its Subsidiaries.

3.20                   Real Property.

(a) Except as set forth on Schedule 3.20(a), neither the Company nor any of its Subsidiaries own any real property.

(b)           Schedule 3.20(b) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, and the location of the real property covered by such lease or other agreement) under which (i) the Company or any of its Subsidiaries is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”). Except as set forth in such Schedule, each of the Company and its Subsidiaries has the right to quiet enjoyment of all the Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the Company and its Subsidiaries in such Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Except for Permitted Encumbrances and the leases pertaining to the Leased Real Property, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company or any of its Subsidiaries.

(c) Neither the whole nor any part of any real property leased, used or occupied by the Company or any of its Subsidiaries is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of the Sellers and the Company, no such condemnation or other taking is threatened or contemplated.

3.21                   Personal Property.

(a) Schedule 3.21(a) contains a list of all machinery, equipment, vehicles, furniture and other personal property owned by each of the Company and its Subsidiaries having an original cost of $10,000 or more.

(b)           Schedule 3.21(b) contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company or any of its Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company or such Subsidiary without penalty or payment on notice of thirty (30) days or less, or which involves the payment by the Company or any of its Subsidiaries of rentals of less than $15,000 per year.

3.22                   Intellectual Property: Software.

(a)           Schedule 3.22(a) contains a list and description (showing, where applicable, the registered or other owner, expiration date and number, if any) of all of the following Intellectual Property owned by, licensed to or used by the Company and/or any of its Subsidiaries:  (i) active copyright registrations and pending copyright registration applications; (ii) active patents and pending patent applications; (iii) trademark and service mark registrations and pending trademark and service mark registration applications; (iv) material unregistered trademarks and service marks; (v) trade names; and (vi) domain names and pending domain name applications.  Schedule 3.22(a) additionally contains a list of (A) all Internet and World Wide Web URLs of websites owned or operated by or on behalf of the Company or any of its Subsidiaries; and (B) all 800- or 888- prefix phone numbers (or similar toll-free phone numbers) assigned to the Company or any of its Subsidiaries and used in connection with the conduct of its business.

(b)           Schedule 3.22(b) contains a list (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company and/or any of its Subsidiaries, except Software licensed to the Company or any of its Subsidiaries that is available in consumer retail stores and subject to “shrink-wrap” license agreements.

(c) Schedule 3.22(c) contains a list (showing in each case the parties thereto) of all Contracts which license, sublicense or assign, or otherwise grant permission to use, to or by the Company or any of its Subsidiaries (i) any Intellectual Property listed in Schedule 3.22(a), (ii) any trade secrets (as defined under applicable Law) owned by, licensed to or used by the Company or any of its Subsidiaries or (iii) any Software listed in Schedule 3.22(b).

(d)           Except as disclosed in Schedule 3.22(d), each of the Company and its Subsidiaries either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software necessary for the conduct of its business as conducted as of the Closing, free and clear of any Encumbrance other than Permitted Encumbrances; or (ii) has the perpetual, royalty-free right to use the same.

(e)           Except as disclosed in Schedule 3.22(e): (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 3.22(a) as being owned by the Company or its Subsidiaries are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by each of the Company and its Subsidiaries is valid and enforceable; (iii) each of the Company and its Subsidiaries has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Company and its Subsidiaries, and, to the knowledge of the Sellers and the Company, there is no basis for any such action; (iv) each of the Company and its Subsidiaries has taken all actions reasonably necessary to protect, and where necessary register, the Copyrights, Trademarks, Software, Patent Rights or Trade Secrets; and (v) neither the Company nor any of its Subsidiaries is in breach of any agreement affecting the Intellectual Property, and has not taken any action which would impair or otherwise adversely affect its rights in the Intellectual Property. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 3.22 as being owned by the Company or any of its Subsidiaries; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 3.22(a) as being owned by the Company or any of its Subsidiaries (together with any subsequent correspondence, notices or filings relating to the foregoing) have heretofore been made available by the Sellers to the Buyer.

(f)            Except as set forth in Schedule 3.22(f): (i) to the knowledge of the Sellers and the Company, no infringement of any Intellectual Property of any other Person has occurred or resulted in any way from the operations, activities, products, Software, equipment, machinery or processes used in the Company’s and its Subsidiaries’ business; (ii) to the knowledge of the Sellers and the Company, no claim of any infringement of any Intellectual Property of any other Person has been made or asserted in respect of the operations of the Company’s and its Subsidiaries’ business; (iii) to the knowledge of the Sellers and the Company, no claim of invalidity of any Copyright, Trademark or Patent Right, Software or Trade Secret owned by or licensed to the Company or any Subsidiary has been made; (iv) no proceedings are pending or, to the knowledge of the Sellers and the Company, threatened which challenge the validity, ownership or use by the Company or any Subsidiary of any Intellectual Property; and (v) none of the Sellers, the Company or any of its Subsidiaries has had notice of a claim against the Company or any of its Subsidiaries that the operations, activities, products, software, equipment, machinery or processes of the Company or any of its Subsidiaries infringe any Intellectual Property of any other Person.

3.23                   Accounts Receivable Inventories; Products.

(a)           All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company and its Subsidiaries in the ordinary course of business.  All accounts receivable reflected in the Unaudited Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any allowance for doubtful accounts shown on the face of the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet, and such allowance was established in the ordinary course of business consistent with past practice.

(b)           The inventories net of related reserves of the Company and its Subsidiaries (including raw materials, supplies, work-in process, finished goods and other materials) (i) are in good, merchantable and useable condition, (ii) are reflected in the Unaudited Balance Sheet and will be reflected in the Estimated Closing Date Balance Sheet and Closing Date Balance Sheet at the lower of cost or market in accordance with GAAP, (iii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories are of a quality and quantity useable in the ordinary course of business and (iv) are neither adulterated nor misbranded within the meaning of, and in compliance with, the Federal Food Drug and Cosmetic Act of 1938, as amended, the Federal Fair Packaging and Labeling Act of 1966, as amended, the Nutrition Labeling and Education Act of 1990, the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, and any other state or federal legal requirements applicable thereto.  The inventory obsolescence policies of the Company and its Subsidiaries are appropriate for the nature of the products sold and the marketing methods used by the Company and its Subsidiaries, the reserve for inventory obsolescence contained in the Unaudited Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date, and the reserve for inventory obsolescence to be contained in the Estimated Closing Date Balance Sheet and Closing Date Balance Sheet will fairly reflect the amount of obsolete inventory as of the Closing Date. The Sellers have heretofore made available to the Buyer a list of places where Material inventories of each of the Company and its Subsidiaries were located as of the date hereof.  Neither the Company nor any of its Subsidiaries has made any sales on consignment or granted return privileges to any purchaser of its finished goods other than normal spoilage, defect or damage allowances.

(c)           The products previously sold or delivered by the Company and its Subsidiaries were in compliance with any specifications therefor established by the customers of the Company and its Subsidiaries and are fit for their intended purpose and neither adulterated nor misbranded within the meaning of, and in compliance with, the Federal Food Drug and Cosmetic Act of 1938, as amended, the Federal Fair Packaging and Labeling Act of 1966, as amended, the Nutrition Labeling and Education Act of 1990, the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, and any other state or federal legal requirements applicable thereto.

(d)           The manufacturing practices, ingredients, composition and labeling for each of the products of the Company and its Subsidiaries are in compliance with, and each of the Company and its Subsidiaries may produce, distribute and sell each of its products on and after the Closing Date without violating any federal, state or local food and drug, consumer safety, consumer protection or hazardous and toxic substance laws or regulations (including, without limitation, the Federal Food Drug and Cosmetic Act of 1938, as amended, the Federal Fair Packaging and Labeling Act of 1966, as amended, the Nutrition Labeling and Education Act of 1990, and the Public Health Security and Bioterrorism Preparedness and Response Act of 2002).

3.24                   Employee Relations.

(a)           Schedule 3.24(a) contains: (i) a list of all employees or commission salespersons of each of the Company and its Subsidiaries as of March 31, 2007; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company and its Subsidiaries) provided by the Company and its Subsidiaries to any such employees or commission salespersons; (iii) a list of all present or former employees or commission salespersons of each of the Company and its Subsidiaries paid (on an annualized basis) in excess of $75,000 in calendar year 2006 who have terminated or given notice of their intention to terminate their relationship with the Company or any of its Subsidiaries since the Balance Sheet Date; (iv) a list of any increase, effective after the Balance Sheet Date, in the rate of compensation of any employees or commission salespersons; and (v) a list of all substantial changes after the Balance Sheet Date in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of the Balance Sheet Date was in excess of $50,000 per annum.

(b)           Except as set forth in Schedule 3.24(b), (i) to the knowledge of the Sellers and the Company, none of the Sellers, the Company or any of its Subsidiaries is a party to any transaction with any Seller, any employee, officer, director, partner, member or Affiliate of any Seller, or any officer or director of the Company or any of its Subsidiaries, which may be generally characterized as a “conflict of interest,” including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has engaged in any of the following: (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

(c)           Except as set forth in Schedule 3.24(c), since March 26, 2006, neither the Company nor any of its Subsidiaries has, directly or indirectly, purchased, leased from others or otherwise acquired any material property or obtained any material services from, or sold, leased to others or otherwise disposed of any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company or any of its Subsidiaries), in the ordinary course of business or otherwise, (i) any Seller, (ii) any Affiliate of any Seller, (iii) any Person who is an officer or director of the Company or any of its Subsidiaries or (iv) any Associate of any Person referred to in clause (i), (ii) or (iii) above.  Except as set forth in Schedule 3.24(c), neither the Company nor any of its Subsidiaries owes any amount in excess of $15,000 to, or has any contract with or commitment to, any director, officer or employee of the Company or any of its Subsidiaries (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such Persons owes any amount in excess of $15,000 to the Company or any of its Subsidiaries. An “Associate” of any Person means (i) a corporation or organization of which such Person is an officer, partner or member or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries.

(d)           None of the Company, any of its Subsidiaries or any officer, employee or agent or other Person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction) (i) which could reasonably be expected to subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would subject the Company or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

(e)           Except as set forth in Schedule 3.24(e), each of the Company and its Subsidiaries has complied with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.  Each of the Company and its Subsidiaries is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN.  Each of the Sellers and the Company believes that each of the Company’s and its Subsidiaries’ relations with their respective employees are satisfactory. Neither the Company nor any of its Subsidiaries is a party to, and neither the Company nor any of its Subsidiaries is affected by or to the Sellers’ and the Company’s knowledge threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Company or any of its Subsidiaries.  To the Sellers’ and the Company’s knowledge, neither the Company nor any of its Subsidiaries is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Company or any of its Subsidiaries.  Schedule 3.24(e) sets forth a description of any union organizing or election activities involving any non-union employees of the Company and its Subsidiaries which have occurred since January 1, 2004 or, to the knowledge of the Sellers and the Company, are threatened as of the date hereof.

3.25                   Insurance.  Schedule 3.25 sets forth a list and brief description (including nature of coverage, limits, deductibles and premiums with respect to each type of coverage) of all policies of insurance maintained, owned or held by or for the benefit of the Company and its Subsidiaries on the date hereof.  The Company shall (and shall cause its Subsidiaries to) keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. The Company and its Subsidiaries have complied with each of such insurance policies in all material respects and neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim thereunder in a due and timely manner. The Company has made available to the Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets and properties of the Company and its Subsidiaries.

3.26                   Customers and Suppliers.  Schedule 3.26 sets forth (i) a list of names and addresses of the ten largest customers and the ten largest suppliers (measured in each case by dollar volume of purchases or sales during the fiscal year ended March 31, 2007) of the Company and its Subsidiaries and the dollar amount of purchase or sales which each such customer or supplier represented during each of the fiscal years ended March 31, 2006 and 2005; and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by the Company and its Subsidiaries.  Except as set forth in Schedule 3.26, there exists no actual or, to the knowledge of the Sellers and the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company or any of its Subsidiaries with any customer or group of customers listed in Schedule 3.26, or whose purchases individually or in the aggregate are material to the Company and its Subsidiaries, taken as a whole, or the operation of their business, or with any supplier or group of suppliers listed in Schedule 3.26, or whose sales individually or in the aggregate are material to the Company and its Subsidiaries, taken as a whole, or the operation of their business.  Except as set forth in Schedule 3.26, all foreign suppliers are registered facilities as required under the Public Health Security and Bioterrorism Preparedness and Response Act of 2002.

ARTICLE IV
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, and solely with respect to itself, hereby represents and warrants to the Buyer as follows:

4.1                     Organization and Qualification.  Such Seller (if a corporation or other entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

4.2           Authorization.  Such Seller has the requisite legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder, and the consummation by such Seller of the transactions contemplated hereby, have been duly authorized by such Seller.  No other action (corporate or otherwise) on the part of such Seller is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3                     No Violation.  Neither the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder, nor the consummation by such Seller of the transactions contemplated hereby will: (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of such Seller; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which such Seller is a party; or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Body applicable to such Seller.

4.4                     Title to Shares.  Such Seller is the sole record and beneficial owner of, and has good and valid title to, the Shares set forth opposite such Seller’s name in Schedule 3.4(a) hereto, free and clear of all Encumbrances, such Seller has full right, power and authority to transfer such Shares to Buyer, free and clear of any Encumbrances, and such Seller is not a party to any voting trust, proxy or other agreement with respect to the voting of such Shares.

4.5                     Consents and Approvals.  No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Body is necessary for the consummation by such Seller of the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

5.1                     Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

5.2                     Authorization. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by the Buyer.  No other corporate proceeding on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3                     No Violation. Neither the execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder nor the consummation by the Buyer of the transactions contemplated hereby will: (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Buyer; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which the Buyer or any of the Buyer’s Subsidiaries is a party; or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Body applicable to the Buyer or any of the Buyer’s Subsidiaries, except, in the case of clause (b), as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.4                     Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Body is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

5.5                     Brokers’ Fees and Commissions. Except for Kerlin Capital Group, whose fees will be paid by the Buyer, neither the Buyer nor any of its Subsidiaries, directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

5.6                     Purchase for Investment. The Buyer is acquiring the Shares for its own account for investment purposes and not with a view of the distribution of the Shares.  The Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares.  The Buyer is an “accredited investor” as defined in Rule 501 of the Shares Act of 1933, as amended.  The Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.

ARTICLE VI
COVENANTS OF THE BUYER

6.1                     Access to Books and Records.  After the Closing Date, upon reasonable notice and at reasonable times without significant disruption to the business of the Company and its Subsidiaries, the Buyer will cause the Company and its Subsidiaries to give the Seller Representative upon the Seller Representative’s reasonable request and its authorized representatives reasonable access to all Books and Records of the Company and will cause its officers to furnish the Seller Representative upon the Seller Representative’s reasonable request such financial and operating data and other information with respect to the businesses and properties of the Company and its Subsidiaries as may be necessary for (i) the Sellers to prepare their respective tax returns for any period ending before or including the Closing Date or (ii) the defense of any matter contemplated under Article IX.  The Buyer shall make available, on a mutually convenient basis, its employees and agents for the purpose of explaining any information provided under this Section 6.1.

ARTICLE VII
COVENANTS OF THE BUYER AND THE SELLERS

7.1                     Public Announcements.  The parties shall cooperate with each other in connection with the issuance of any press release or otherwise making any public statement with respect to the contents of this document or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation, except as my be required by law or applicable stock exchange or NASDAQ regulations.  The foregoing shall not restrict the dissemination of information following the Closing by any Seller to its Affiliates, limited partners, lenders, investors, or prospective lenders or investors, which dissemination shall be governed by the terms of the Confidentiality Agreement.

7.2                     Further Assurances.  The parties hereto shall execute such documents and other instruments and take such further actions as may reasonably be required by the other party and at such other party’s expense to carry out the provisions hereof and consummate the transactions contemplated by this Agreement.

7.3                     Tax Matters.

(a)           Liability for Taxes.

(i)          Except to the extent reflected as a Current Liability in the Final Net Working Capital Statement, the Sellers shall be liable for and pay, and pursuant to Article IX shall indemnify and hold harmless the Buyer from and against any and all Losses incurred by any Buyer Indemnitee in connection with or arising from (A) all Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, as a result of having been a member of a Company Group of which the Company or any of its Subsidiaries is no longer a member (including, without limitation, Taxes for which the Company or any of its Subsidiaries may be liable pursuant to Treas.

Reg. § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from the Company or any of its Subsidiaries ceasing to be a member of any Company Group) for periods ending on or before the Closing Date, and (B) all Taxes (other than any Taxes imposed on the Company or any of its Subsidiaries resulting from the Section 338(g) Election) imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, for any taxable year or period that ends on or before the Closing Date, including, without limitation, all Taxes in connection with, arising out of or resulting from the Transfer and Redemption, including any alternative minimum Tax, and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group). Final payment required by this indemnification shall be treated as a Purchase Price adjustment.

(ii)         For purposes of Section 7.3(a)(i), whenever it is necessary to determine the liability for Taxes of the Company or any of its Subsidiaries for a Straddle Period, the determination of the Taxes of the Company or such Subsidiary for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.  Estimated Tax payments made by the Sellers, the Company or its Subsidiaries prior to the Closing Date reflected in the Final Net Working Capital Statement attributable to Straddle Periods shall reduce any liability for Taxes owed by the Sellers to the Buyer under this Section 7.3. If such estimated Tax payments exceed the Taxes owed by the Sellers to the Buyer under this Section 7.3, the Buyer shall promptly refund such excess to the Seller Representative on behalf of the Sellers.

(iii)        All Transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes imposed on, arising out of or otherwise relating to (i) the sale of the Shares by the Sellers to the Buyer and (ii) the Transfer and Redemption, shall be borne and paid by the Sellers.

(b)                           Tax Returns.

(i)          The Sellers shall prepare or cause to be prepared at the Sellers’ expense (which shall be accrued as a Current Liability) all Tax Returns relating to, or required to be filed in connection with, any and all Taxes based upon or measured in whole or in part by net income (regardless of whether denominated as an “income tax,” “franchise tax” or otherwise and including any Tax imposed on alternative bases, one of which is net income), that are required to be filed after the Closing Date by or with respect to the Company and its Subsidiaries for taxable years or periods ending on or before the Closing Date that are not due on or before the Closing Date (“Pre-Closing Income Tax Returns”), and deliver them to the Buyer for filing in accordance with Section 7.3(c)(i). The Buyer shall pay, or reimburse the Sellers for, the cost of the preparation of Pre-Closing Income Tax Returns to the extent such cost is reflected as a Current Liability in the Final Net Working Capital Statement.  The Buyer shall remit (or cause to be remitted) any Taxes due in respect of Pre-Closing Income Tax Returns; and the Sellers shall reimburse the Buyer the Taxes for which the Sellers are liable pursuant to paragraph (a)(i) of this Section 7.3 but which are either remitted by the Buyer in respect of any Pre-Closing Income Tax Return pursuant to this paragraph (b)(i) or otherwise with respect to any Tax Return relating to any taxable period ending on or before the Closing Date, upon the written request of the Buyer setting forth in detail the computation of the amount owed by the Sellers, but in no event earlier than ten (10) days prior to the due date for paying such Taxes.

(ii)         The Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for taxable years or periods ending after the Closing Date.  The Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns; and the Sellers shall reimburse the Buyer the Taxes for which the Sellers are liable pursuant to paragraph (a)(i) of this Section 7.3 but which are remitted in respect of any Tax Return to be filed by the Buyer pursuant to this paragraph (b) upon the written request of the Buyer setting forth in detail the computation of the amount owed by the Sellers, but in no event earlier than ten (10) days prior to the due date for paying such Taxes.

(iii)        All Tax Returns which the Sellers are required to prepare or cause to be prepared and the Buyer is required to file or cause to be filed in accordance with paragraph (b)(i) of this Section 7.3 shall be prepared and filed in a manner consistent with past practice of the Company and its Subsidiaries in preparing and filing their Tax Returns and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which the Buyer is liable under this Section 7.3 or accelerating deductions to periods for which the Sellers are liable under this Section 7.3).

(c)           Assistance and Cooperation.  After the Closing Date, each of the Sellers and the Buyer shall (and shall cause their respective Affiliates to):

(i)          assist the other party in preparing and filing as necessary (including, by having the Buyer cause the Company and its Subsidiaries to sign and file or cause to be filed when due any Pre-Closing Income Tax Return prepared by the Sellers pursuant to Section 7.3(b)(i), which Pre-Closing Income Tax Return shall be made available to the Buyer at least thirty (30) days prior to the applicable filing due date, and any unresolved dispute regarding such Pre-Closing Income Tax Return shall be resolved using the same procedures and same allocation of expenses as the resolution of a Protest Notice under Section 2.5(d); provided if the Buyer and the Seller Representative are unable to resolve such dispute prior to the applicable filing due date (including any properly obtained extensions thereof), the Buyer shall timely file or cause to be filed such Pre-Closing Income Tax Return and, upon final resolution of such dispute in accordance with Section 2.5(d), shall file or cause to be filed any amendment to such Pre-Closing Income Tax Return required to reflect such resolution) any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 7.3, and in connection therewith provide the other party necessary powers of attorney;

(ii)         cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and any of its Subsidiaries;

(iii)        make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries;

(iv)        furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(v)         The Buyer and the Sellers agree to retain all Books and Records with respect to tax matters pertaining to the Company and its Subsidiaries relating to periods prior to the Closing for six (6) years;

(vi)        To the extent the Sellers will be required to reimburse the Buyer pursuant to paragraph (b)(ii) of this Section 7.3, the Buyer agrees to allow the Seller Representative to review all Straddle Period Tax Returns prior to their filing, which Straddle Period Tax Returns shall be made available to the Seller Representative at least thirty (30) days prior to the applicable filing due date, and any unresolved dispute regarding any such Straddle Tax Return shall be resolved using the same procedures and same allocation of expenses as the resolution of a

Protest Notice under Section 2.5(d); provided if the Buyer and the Seller Representative are unable to resolve such dispute prior to the applicable filing due date (including any properly obtained extensions thereof), the Buyer shall timely file or cause to be filed such Straddle Tax Return and, upon final resolution of the dispute in accordance with Section 2.5(d), shall file or cause to be filed any amendment to such Straddle Period Tax Return required to reflect such resolution;

(vii)       The Buyer agrees to allow the Sellers to control any Tax audit or proceeding relating to any taxable periods ending on or before the Closing Date and the Sellers agree to allow the Buyer to control any Tax audit or proceeding relating to any period ending after the Closing Date; provided, however, that in the case of a Straddle Period, the Sellers shall be entitled to participate at their expense in any Tax audit or proceeding relating (in whole or in part) to Taxes  attributable to the portion of such Straddle Period ending on and including the Closing Date; and

(viii)      Neither the Buyer or the Sellers, nor any of their respective Affiliates, shall file (other than Pre-Closing Income Tax Returns or any other Tax Returns not due before the Closing Date filed in accordance with this Section 7.3) re-file or amend any Tax Return of the Company or its Subsidiaries that includes any period ending on or before the Closing Date except as a result of any audit by any Governmental Body, in which case the filing, re-filing or amendment of any such Tax Return shall be subject to the review and dispute resolution provisions of this Section 7.3.

(d)           Section 338(g) Election.  The Buyer may, at its election, make an election under Section 338(g) of the Code (or any comparable provision of state, local or foreign law) (together, the “Section 338(g) Election”) with respect to the purchase of the Company’s stock as provided herein. The Sellers shall make such filings, cooperate with the Buyer and take any such other actions as are reasonably necessary or appropriate to accomplish such election.  In the event the Buyer makes such election, the Buyer shall be responsible for and shall pay all additional Taxes, if any, imposed on the Company and its Subsidiaries resulting from the Section 338(g) Election, assuming that any items of income or gain resulting from the Section 338(g) Election are the last items of income or gain recognized by the Company or its Subsidiaries in the relevant Tax period, it being understood that the foregoing shall in no event relieve the Sellers of liability for Losses resulting from the breach of any representation or warranty contained herein.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1                     Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer in its sole discretion) of the following further conditions:

(a)           All Authorizations and Orders of, declarations and filings with, and notices to, any Governmental Body or other Person required to be obtained or made by any Seller, the Company or any of its Subsidiaries to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

(b)           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect against any Seller, the Company or any of its Subsidiaries.  No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions by any Seller, the Company or any of its Subsidiaries illegal.

(c)           Each of the representations and warranties of the Sellers and the Company set forth in this Agreement that is qualified by materiality or Materiality shall be true and correct at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date, except in each case (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date or (ii) for changes contemplated by this Agreement.

(d)           The Company and each Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company or such Seller at or prior to the Closing Date.

(e)           The Sellers and the other relevant parties thereto shall have delivered to the Buyer all agreements and other documents required to be delivered by the Seller and such other relevant parties to the Buyer pursuant to Section 2.4(a) and the same shall be in full force and effect.

(f)            All outstanding options to purchase shares of Common Stock shall have been cancelled in accordance with the terms of the Coffee Bean Holding Co., Inc. 2004 Stock Option Plan, and as of the Closing no such options shall be outstanding.

(g)           Prior to Closing, the Sellers shall cause all Contracts between the Company or any of its Subsidiaries and any Seller or any Seller’s Affiliates to be terminated and be of no further force or effect, notwithstanding any terms thereof to the contrary.

(h)           The Transfer and Redemption shall have been completed.

8.2                     Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers in their sole discretion) of the following further conditions:

(a)           All Authorizations and Orders of, declarations and filings with, and notices to, any Governmental Body or other Person required to be obtained or made by the Buyer to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

(b)           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect against the Buyer.  No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions by the Buyer illegal.

(c)           Each of the representations and warranties of the Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date, except in each case (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, or (ii) for changes contemplated by this Agreement.

(d)           The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date.

(e)           The Sellers shall have been released from any and all guarantees under, and similar obligations with respect to, any Indebtedness of the Company and each of its Subsidiaries.

(f)            The Buyer shall have delivered to the Sellers all agreements and other documents required to be delivered by the Buyer to the Sellers pursuant to Section 2.4(b).

(g)           The Transfer and Redemption shall have been completed.

ARTICLE IX
INDEMNIFICATION

9.1                     Survival of Representations, Warranties and Covenants.  The representations and warranties made in this Agreement shall survive for a period of eighteen (18) months after the Closing Date; provided, however, that: (i) the representations and warranties set forth in Section 3.13 shall survive until the expiration of the applicable statute of limitations; (ii) the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 4.1, 4.2 and 4.4 shall survive indefinitely; and (iii) the representations and warranties set forth in Section 3.17 shall survive for a period of thirty-six (36) months after the Closing Date.  The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.  Any claims under this Agreement with respect to any inaccuracy of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement must be asserted by written notice delivered prior to 5:00 P.M., Pacific time, on the last Business Day of the applicable survival period set forth above, and if such a Claim Notice is given in compliance with Section 9.4(a) or a Third Party Notice is given in compliance with Section 9.5(a), as applicable, prior to such time, the survival period for such claim shall continue until such claim is fully resolved.  Notwithstanding anything in this Article IX to the contrary, if any representation made by the Sellers or the Company based on facts in existence as of the Closing Date is rendered incorrect solely because of a change in Law or regulation subsequent to the Closing Date, such representation shall not be deemed to have been incorrect as of the Closing Date.

9.2                     Indemnification.

(a)           Subject to the limitations set forth in this Article IX, subsequent to the Closing, the Sellers shall indemnify, defend and hold harmless each Buyer Indemnitee from and against, any and all claims, demands, obligations, deficiencies, assessments, judgments, losses, damages, liabilities, penalties, interest, costs and expenses, including reasonable attorneys’ fees and disbursements (“Losses”), incurred by such Buyer Indemnitee in connection with, arising out of or resulting from:

(i)          any breach or inaccuracy of any representation or warranty made by the Sellers and the Company contained in Article III of this Agreement;

(ii)         any breach or non-performance by the Company of any of its covenants or agreements contained in this Agreement; or

(iii)        the sale or transfer of the Facility to, or the listing of the Facility for sale with, any Person, including, without limitation, the Transfer and Redemption.

(b)           Subject to the limitations set forth in this Article IX, subsequent to the Closing, each Seller shall, severally and not jointly, indemnify, defend and hold harmless each Buyer Indemnitee from and against, any and all Losses incurred by such Buyer Indemnitee in connection with, arising out of or resulting from:

(i)          any breach or inaccuracy of any representation or warranty made by such Seller contained in Article IV of this Agreement; or

(ii)         any breach or non-performance by such Seller of any of its covenants or agreements contained in this Agreement.

(c)           Subsequent to the Closing, subject to the limitations set forth in this Article IX, the Buyer shall indemnify, defend and hold harmless each Seller Indemnitee from and against any and all Losses incurred by such Seller Indemnitee in connection with, arising out of or resulting from:

(i)          any breach or inaccuracy of any representation or warranty made by the Buyer contained in this Agreement;

(ii)         any breach or non-performance by the Buyer of any of its covenants or agreements contained in this Agreement; or

(iii)        any Excluded Taxes imposed on the Company or its Subsidiaries.

9.3                     Limitations on Liability.

(a)           Notwithstanding anything to the contrary in Section 9.2, (i) no Indemnitor shall have any obligation to indemnify a Buyer Indemnitee or Seller Indemnitee, as the case may be, hereunder for any Losses unless and until the aggregate of all Losses suffered by all Buyer Indemnitees or Seller Indemnitees, as the case may be, hereunder exceeds $112,500 (the “Threshold”), whereupon, provided the other requirements of this Article IX have been complied with and subject to the other limitations of this Article IX, the Indemnitor shall be liable to indemnify the Buyer Indemnitee or Seller Indemnitee, as the case may be, for only the excess of Losses over the amount of the Threshold; (ii) in no event shall the aggregate of all indemnification paid by the Sellers, on the one hand, or the Buyer, on the other hand, exceed $4,000,000 (the “Cap”); and (iii) no Indemnitor shall have any obligation to indemnify a Buyer Indemnitee for any Losses under any provision of this Agreement relating to or arising out of the failure by the Company or any of its Subsidiaries to pay Excluded Taxes or to file any tax returns relating to Excluded Taxes.

(b)           Notwithstanding Section 9.3(a), neither the Threshold nor the Cap shall apply to (i) any breach of the representations and warranties set forth in Sections 3.2, 3.4, 3.11, 3.13, 4.2, 4.4 or 5.2, (ii) the breach of (or a failure to comply with) any covenant or obligation that by its terms requires any action or contains any obligation to be performed after the Closing, or (iii) any Losses indemnifiable under Section 9.2(a)(iii).

(c)           If any Losses sustained by an Indemnified Party are covered by an insurance policy, such Indemnified Party shall use reasonable efforts to collect such insurance proceeds.  If the Indemnified Party receives such insurance proceeds prior to being indemnified with respect to such Losses under Section 9.2, the payment under this Article IX with respect to such Losses shall be reduced by the amount of such insurance proceeds to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.  If the Indemnified Party receives such insurance proceeds after being indemnified and held harmless with respect to such Losses, then such Indemnified Party shall pay to the Indemnitor the amount of such insurance proceeds to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.

(d)           The parties agree that the Escrow Fund shall serve as the initial and primary source of funding for any payment obligations of each of the Sellers under Section 2.5 (subject to the $500,000 cap set forth therein) and the indemnification obligations of each of the Sellers under this Article IX, and any amounts up to $500,000 payable under Section 2.5 and any indemnity payment due to the Buyer under this Article IX shall be made first from the Escrow Fund in accordance with the terms of the Escrow Agreement.  Buyer agrees and acknowledges that it shall not make any claim for, or seek to recover, any amounts payable under Section 2.5 (except in excess of the $500,000 cap) and any indemnity payment due to the Buyer under this Article IX from any Seller until and unless either no funds remain in the Escrow Fund or the amount of the proposed claim exceeds the remaining Escrow Fund.

(e)           For the avoidance of doubt, any payment of a Net Working Capital Adjustment pursuant to Section 2.5 shall not count towards the Threshold or the Cap.

(f)            The amount of Losses recoverable by any Indemnified Party pursuant to Section 9.2 shall be reduced by an amount equal to any Tax benefits attributable to such Losses.

(g)           In no event shall any party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include indirect, incidental or consequential damages, lost profits, business interruption, special or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

9.4                     Notice of Claims.

(a)           Any Buyer Indemnitee or Seller Indemnitee seeking indemnification hereunder (the “Indemnified Party”) shall, within the relevant limitation period provided for in Section 9.1, give to the party from whom identification is sought (the “Indemnitor”) a notice in writing (a “Claim Notice”) describing in reasonable detail any claim for indemnification hereunder and the facts giving rise to such claim for indemnification.  The Indemnified Party shall include in such Claim Notice the amount or the method of computation of the amount of such claim, and a reference to the provision(s) of this Agreement pursuant to which such claim for indemnification is made including, if applicable, the representation or warranty with respect to which such claim is being made.

(b)           An Indemnitor shall have thirty (30) calendar days after the receipt of any Claim Notice pursuant hereto to either (i) agree that it has an indemnification obligation under Article IX, agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with notice that it disagrees with the assertion that it has an indemnification obligation under Article IX or the amount or method of determination set forth in the Claim Notice.  If the Indemnitor sends such a notice, then the Indemnified Party and the Indemnitor shall attempt in good faith to resolve any disputed claim within thirty (30) calendar days thereafter.

(c)           Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 9.4 shall not apply (i) in the case of Claims made by any Buyer Indemnitee prior to termination of the Escrow Agreement, which Claims shall be governed by the notice and resolution provisions set forth in the Escrow Agreement; and (ii) in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which Claims shall be governed by Section 9.5.

9.5                     Third Party Claims.

(a)           If a claim by a third Person is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto in accordance with this Article IX, such Indemnified Party shall promptly notify the Indemnitor in writing of such claim, setting forth in reasonable detail the claim, the facts giving rise to such claim and references to the provisions of this Agreement pursuant to which such claim for indemnification was made, including, if applicable, the representation or warranty with respect to which such claim is made (the “Third Party Notice”); provided, however, that the failure of the Indemnified Party to give such notice shall not excuse the Indemnitor’s obligation to indemnify under this Article IX except to the extent that the Indemnitor has suffered damage or prejudice by reason of the Indemnified Party’s failure to give or delay in giving such notice.  After providing such written notice to the Indemnitor, the Indemnified Party shall initially control the defense of such claim through counsel of its choice at its own expense, subject to reimbursement by the Indemnitor (i) upon receipt of an Acknowledgement (as defined below) from the Indemnitor with respect to such claim or (ii) when it is determined that the Indemnified Party is entitled to be indemnified with respect to such claim, whether by agreement of the parties or otherwise.  The Indemnitor shall, at its expense, have the right, but not the obligation, to participate in the Indemnified Party’s defense of such claim and no such claim shall be settled by the Indemnified Party without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Except as provided in Section 9.5(c), in the event that at any time after receiving notice of a claim under Section 9.5(a) above the Indemnitor acknowledges in writing (the “Acknowledgement”) its obligations to (i) indemnify the Indemnified Party against any Losses (subject to the Threshold and Cap and other limitations set forth in this Article IX, if applicable) that may result from such claim and (ii) reimburse the Indemnified Party for the costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Indemnified Party in defending such claim prior to receiving such Acknowledgement (subject to the Threshold and Cap and other limitations set forth in this Article IX, if applicable), the Indemnitor shall have the right to control the defense of such claim through counsel of its choice at any time after the receipt of the Acknowledgement by the Indemnified Party.  In the event that the Indemnitor delivers the Acknowledgement to the Indemnified Party, the Indemnified Party shall, at its expense, have the right to participate in the defense of such claim and, in any case, no such claim shall be settled by the Indemnitor without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Should the Indemnitor elect to assume the defense of a claim by delivering the Acknowledgement, the Indemnitor shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

(c)           Notwithstanding Section 9.5(b), if in the reasonable judgment of the Indemnified Party the claim (if adversely determined) with respect to which an Acknowledgement has been delivered (x) seeks an order, injunction or other equitable relief against the business of the Indemnified Party which, if successful, could reasonably be expected to materially interfere with the business of the Indemnified Party or (y) claims for money damages that could reasonably be expected to exceed the Cap (if applicable), then the Indemnified Party shall be entitled to control the defense of such claim through counsel of its choice, with the reasonable fees and expenses of any such counsel to be borne by the Indemnitor (subject to the Threshold and Cap and other limitations set forth in this Article IX, if applicable).  With respect to any such claim that the Indemnified Party elects to control, the Indemnitor shall, at its expense, have the right to participate in the defense of such claim and, in any case, no such claim shall be settled by the Indemnified Party without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

9.6                     Scope of Liability.

(a)           The Buyer acknowledges and agrees that except in the case of any Seller’s fraud or intentional misrepresentation, (i) the Buyer’s sole remedy against the Sellers for any matter arising out of the transactions contemplated by this Agreement is set forth in Article IX hereof, and (ii) except to the extent Buyer has asserted a claim for indemnification prior to the applicable survival periods set forth in Section 9.1, the Buyer shall have no remedy against the Sellers for any breach of any provision of this Agreement.  In no event shall the Sellers have any liability for Losses arising from the conduct of the Company’s and its Subsidiaries’ business after the Closing.

(b)           Each Seller acknowledges and agrees that except in the case of the Buyer’s fraud or intentional misrepresentation, such Seller’s sole remedy against the Buyer for any matter arising out of the transactions contemplated by this Agreement is set forth in Article IX hereof and that, except to the extent such Seller has asserted a claim for indemnification prior to the applicable survival periods set forth in Section 9.1, the Sellers shall have no remedy against the Buyer for any breach of any provision of this Agreement.

9.7                     Characterization of Indemnity Payments.  Except as otherwise required by applicable Law, any payment made pursuant to this Article IX shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

9.8                     Sellers’ Obligations.  Each Seller shall be liable only for such Seller’s proportional share of any liability or obligation hereunder or under any Ancillary Agreement, including, without limitation, the liabilities and obligations of the Sellers under Sections 2.5, 2.6 and 7.3, and Article IX hereof, and Section 5 of the Escrow Agreement, except (i) with respect to the Escrow Fund, which shall be available to satisfy indemnification claims made pursuant to this Article IX by any Buyer Indemnitee without regard to which Seller is liable or such Seller’s proportional share thereof; and (ii) with respect to indemnification claims by any Buyer Indemnitee under Section 9.2(b) and which are not paid out of the Escrow Fund, for which such breaching Seller shall be entirely liable.  For purposes of this Agreement, the “proportional share” of any liability or obligation of any Seller be determined based on such Seller’s proportional share of the Closing Payment.

ARTICLE X
MISCELLANEOUS

10.1                   Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to the Buyer, to:

Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, California 90502
Attention:  Chief Executive Officer
Facsimile:  (310) 320-2436

with a copy (which shall not constitute notice) to:

Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP
199 S. Los Robles Avenue, Suite 600
Pasadena, California 91101
Attention:  John M. Anglin, Esq.
Facsimile:  (626) 577-7764

If to the Seller Representative, to:

SvoCo. L.P.
One North Franklin Street, Suite 1500
Chicago, Illinois  60606
Attention:  Alex R. Miller
Facsimile:  (312) 267-6025

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention:  Kenneth W. Miller, Esq.
Facsimile:  (312) 902-1061

If to any Seller, to the address set forth with respect to such Seller on Schedule 1 hereto, with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention:  Kenneth W. Miller, Esq.
Facsimile:  (312) 902-1061

If to the Company, to:

Coffee Bean Holding Co., Inc.
2181 NW Nicolai Street
Portland, Oregon 97210
Attention:  President
Facsimile:  (503) 225-9604

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention:  Kenneth W. Miller, Esq.
Facsimile:  (312) 902-1061

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2                   Seller Representative.

(a)           Except as otherwise provided herein, SvoCo is hereby irrevocably constituted and appointed as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all of the Sellers and each of them (the “Seller Representative”), with respect to any and all matters relating to, arising out of, or in connection with this Agreement and the transactions contemplated hereby, including for purposes of taking any action on behalf of any of the Sellers or any of them under this Agreement and the Escrow Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

(i)          determining any matters required to be determined pursuant to Section 2.5, and taking any and all action on behalf of the Sellers from time to time as the Seller Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes pursuant to Section 2.5;

(ii)         determining the presence (or absence) and directing payment of proceeds of claims for indemnification against the Buyer pursuant to Article IX;

(iii)        delivering all notices required to be delivered by the Sellers or any of them under this Agreement, including, without limitation, any Protest Notice under Section 2.5 or a claim for which indemnification is sought under Article IX;

(iv)        receiving all notices required to be delivered to the Sellers or any of them under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article IX;

(v)         receiving from the Buyer and the Escrow Agent any payments and disbursements under this Agreement, the Escrow Agreement or any Ancillary Agreement on behalf of the Sellers, and making payments and disbursements of same, including, without limitation, any payments and disbursements pursuant to the Sale Bonus Letters;

(vi)        incurring costs or expenses, including, but not limited to, Tax obligations, on behalf of all Sellers in connection with the transactions contemplated hereby and the obligations of the Sellers hereunder;

(vii)       paying (or establishing one or more reserves to pay), out of funds received on behalf of the Sellers pursuant to this Agreement or the Escrow Agreement, obligations of the Sellers under this Agreement and the Escrow Agreement, costs and expenses incurred on behalf of the Sellers in connection with the transactions contemplated hereby and the obligations of the Sellers hereunder, and the payment of any additional amounts payable under the Sale Bonus Letters, as determined by Seller Representative in its sole discretion;

(viii)      executing any Ancillary Agreement on behalf of the Sellers or any Seller;

(ix)         taking any and all action on behalf of the Sellers or any of them from time to time as the Seller Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including, without limitation, claims for indemnification under Article IX;

(x)          consenting on behalf of the Sellers or any of them with respect to matters under this Agreement or the transactions contemplated hereby;

(xi)         engaging and employing agents and representatives (including accountants, legal counsel and other professionals) and incurring such other expenses as he deems necessary or prudent in connection with the administration of the foregoing; and

(xii)        taking any and all action on behalf of the Sellers or any of them to convey to the Buyer all of the Shares and to evidence any such conveyance, including without limitation execution and, if necessary, filing with the proper Governmental Bodies documents evidencing such conveyance of the Shares.

All actions, notices, communications and determinations by or on behalf of the Sellers or any of them shall be given or made by the Seller Representative and all such actions, notices, communications and determinations by the Seller Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers or any of them.  Execution of this Agreement by the Sellers shall constitute ratification and approval of such appointment.

(b)           None of the Sellers may revoke the authority of the Seller Representative.  Each Seller hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Seller Representative in the exercise of the power-of-attorney granted to the Seller Representative pursuant to this Section 10.2, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive and not be affected by the subsequent dissolution, termination, bankruptcy, death, disability, incapacity or incompetence of such Seller.

(c)           The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller.  The Seller Representative shall not be liable to any Seller for any action taken or omitted by him or any agent employed by him hereunder or under any other Transaction Document, or in connection therewith, except that the Seller Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct.  The Seller Representative shall not be liable to any of the Sellers for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled.  The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(d)           In the event that the Seller Representative resigns for any reason, the Seller Representative shall (in consultation with the Sellers) select another representative to fill such vacancy.  Any substituted representative shall be deemed the Seller Representative for all purposes of this Agreement and the other Ancillary Agreements.  If at any time there shall not be a Seller Representative, then Buyer may have a court of competent jurisdiction appoint a Seller Representative hereunder.

(e)           Each Seller agrees that the Buyer shall be entitled to rely on any action taken by the Seller Representative, on behalf of the Sellers, pursuant to Section 9.2(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.  The Buyer agrees that the Seller Representative shall have no liability to the Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.

(f)            The Buyer shall be entitled to rely on the full power and authority of the Seller Representative to act hereunder and under any Exhibit or Schedule hereto or any Ancillary Agreement on behalf of the Sellers, and shall not be liable in any way whatsoever for any action the Buyer takes or omits to take in reliance upon such power and authority.  No party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Seller Representative.

10.3                   Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4                   Expenses.  Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transaction contemplated hereby is consummated.

10.5                   Successors and Assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided that, without such consent, the Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve the Buyer of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, legal representatives, successors and assigns.

10.6                   Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

10.7                   Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.8                   Counterparts.  This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

10.9                   No Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.10                 Entire Agreement.  This Agreement, the Ancillary Agreements, the Seller Disclosure Schedules, the Exhibits and Schedules, and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement.  All schedules, including the Seller Disclosure Schedules, referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.11                 Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.12                 Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Buyer:	FARMER BROS. CO.,
a Delaware corporation

	By:	/S/ GUENTER W. BERGER
	Name:	Guenter W. Berger
	Title:	Chairman and Chief Executive Officer

	By:	/S/ ROGER M. LAVERTY III
	Name:	Roger M. Laverty III
	Title:	President and Chief Operating Officer

Company:	COFFEE BEAN HOLDING CO., INC.,
a Delaware corporation

	By:	/S/ ALEX R. MILLER
	Name:	Alex R. Miller
	Title:	Chairman

Sellers:	SVOCO, L.P.,
a Delaware limited partnership

	By:	SvoCo, G.P.
	Its:	General Partner

	By:	SvoCo, Inc.
	Its:	Managing General Partner

	By:	/S/ JOHN SVOBODA
	Name:	John Svoboda
	Title:	President

[SIGNATURES OF SELLERS CONTINUED ON THE FOLLOWING PAGE]

[SIGNATURE PAGE 1 OF 2 TO STOCK PURCHASE AGREEMENT]

Sellers (cont.):	PRAIRIE CAPITAL III, L.P.,
a Delaware limited partnership

	By:	Daniels & King Capital III, LLC
	Its:	General Partner

	By:	/S/ STEVE GROYA
	Name:	Steve Groya
	Title:	Managing Director

PRAIRIE CAPITAL III QP, L.P.,
a Delaware limited partnership

	By:	Daniels & King Capital III, LLC
	Its:	General Partner

	By:	/S/ STEVE GROYA
	Name:	Steve Groya
	Title:	Managing Director

WSG/CBI, L.L.C.,
a New Jersey limited liability company

	By:	/S/ WILLIAM GREEN
	Name:	William Green
	Title:	Managing Member

/S/ MARGARET R. CROW
Margaret R. Crow

/S/ PATRICK CRITESER
Patrick Criteser

[SIGNATURE PAGE 2 OF 2 TO STOCK PURCHASE AGREEMENT]